                                                                     EXHIBIT 2.2

                    AMENDMENT TO PURCHASE AND SALE AGREEMENT


         THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into as of March 27, 1998 , by and between INSTRON REALTY TRUST under a declaration of trust (the "Declaration of Trust") dated April 23, 1957, recorded with Norfolk Registry of Deeds in Book 3557, Page 219, as amended, with an address of 100 Royall Street, Canton, Massachusetts 02021 ("Seller") and REEBOK INTERNATIONAL LTD., a Massachusetts corporation, with an address of 100 Technology Center Drive, Stoughton, Massachusetts 02072 ("Buyer").

                                    RECITALS

         A. Reference is made to a certain Purchase and Sale Agreement by and between Seller and Buyer dated as of August 20, 1996 (the "Purchase Agreement").

         B. Attached to the Agreement as Exhibit C is a form of Declaration of Restrictions, Covenants and Easements (the "Declaration"), which, pursuant to the terms of the Purchase Agreement, Seller and Buyer are to execute, record with the Norfolk County Registry of Deeds and file with the Norfolk County Registry District of the Land Court at Closing.

         C. The Declaration, provides, inter alia, for a perpetual, non-exclusive easement, appurtenant to the Property (referred to in the Declaration as the Reebok Property) and burdening the Remaining Property (referred to in the Declaration as the Remaining Instron Property), for the use of a driveway located on the Remaining Property, which, as of the date hereof, currently exits onto Washington Street, as such driveway may be relocated from time to time in accordance with the terms of the Declaration.

         D. The Declaration further provides that the owner of the Property (which shall initially be Buyer) has the right, subject to the terms of the Declaration, to construct a new driveway as more particularly set forth in
Section 2 of the Declaration. The Declaration further provides that the owner of the Property shall perform such permitted relocation and improvement of the driveway at its cost and expense.

         E. In order to obtain certain permits and approvals needed for its intended development and use of the Property, Buyer needs to relocate and improve the existing driveway in a manner that is substantially different than contemplated by the Declaration. In order to induce Seller to agree to such reconfiguration, Buyer has agreed to pay for the entire cost of constructing the new, relocated driveway, as well as certain additional improvements necessitated by the relocation of the existing driveway to the areas desired by Buyer.

         F. Accordingly, Buyer and Seller wish to amend the Purchase Agreement to provide for the necessary amendments to the Declaration.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

                  1. Recitals; Capitalized Terms. All of the foregoing Recitals to this Amendment are true and correct and are hereby incorporated in and made a part of this Amendment to the same extent as if herein set forth in full. All capitalized terms not otherwise modified or defined herein shall have the same respective meanings ascribed to them in the Purchase Agreement.

                  2. Amendment of Exhibit C. The Declaration attached to the Purchase Agreement as Exhibit C is hereby deleted in its entirety and the form of Declaration of Restrictions, Covenants and Easements attached hereto as Exhibit A is hereby substituted in lieu thereof.

                  3. General Provisions.

                           (a) Except as set forth in this Amendment, the
                  Purchase Agreement remains unmodified and in full force and effect.

                           (b) This Amendment shall be governed and construed in
                  accordance with the laws of the Commonwealth of Massachusetts. This Amendment shall run to, be binding upon, and inure to the benefit of all successors and assigns of the parties hereto. The captions used in this Amendment are for convenience only, and are not part of this Amendment and do not limit, describe or amplify the terms, provisions or scope of this Amendment. Each party hereto agrees to execute such documents and take such acts as any other party hereto may reasonably request to further effectuate the amendments and transactions contemplated hereby.

                           (c) This Amendment may be executed in one or more
                  counterparts, each of which counterpart when executed and delivered shall be deemed an original, binding upon all of the parties hereto, notwithstanding that each of them is not a signatory to the same counterpart and all of which counterparts taken together, shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Each party hereto represents and warrants that it has all requisite power and authority to execute and deliver this Amendment and that the person executing the Amendment on its behalf is duly authorized to execute this Amendment on such party's behalf.

         Executed as an instrument under seal as of the date and year first written above.

                                  SELLER:


                                  /s/ Linton A. Moulding
                                  ----------------------------------------------
                                  Linton A. Moulding
                                  As Trustee of Instron Realty Trust, but not
                                  individually, nor shall his signature bind the beneficiaries individually


INSTRON CORPORATION


By: /s/ Linton Moulding
    ------------------------------
Name:  Linton Moulding
Title: Chief Financial Officer


                                  BUYER:

                                  REEBOK INTERNATIONAL LTD.


                                  By: /s/ Barry Nagler
                                  ----------------------------------------------
                                  Name:  Barry Nagler
                                  Title: Senior Vice President and
                                         General Counsel



                                        3